Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
FIXED-TO-FLOATING RATE PERPETUAL NONCUMULATIVE PREFERRED
STOCK, SERIES B
OF
FIRST NIAGARA FINANCIAL GROUP, INC.
First Niagara Financial Group, Inc., a Delaware corporation (the “Corporation”), Does Hereby Certify:
That the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on December 5, 2011 and by the Pricing Committee (the “Committee”) of the Board of Directors at a meeting duly convened and held on December 7, 2011, pursuant to authority conferred upon the Board of Directors by the provisions of the restated certificate of incorporation of the Corporation, authorizing the Corporation to issue up to $402,500,000 aggregate liquidation preference of preferred stock, par value $0.01 per share, (the “Preferred Stock”) (including the shares that may be issued pursuant to an overallotment option that may be granted to the underwriters of the offering of the preferred stock), and pursuant to authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, Article III, Section 1 of the Bylaws of the Corporation and resolutions of the Board of Directors adopted at a meeting duly convened and held on December 5, 2011:
1. On December 5, 2011, the Board of Directors adopted the following resolution authorizing the Committee to act on behalf of the Board of Directors in connection with the issuance of a new series of Preferred Stock:
“resolved, that the Pricing Committee is authorized to fix the designation and number of shares of the Preferred Stock and the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of such shares, to authorize any increase or decrease in the number of shares of such series and to take such other action as the Committee deems necessary or desirable to effect the issuance of such series”;
2. On December 7, 2011, the Committee, pursuant to the authority conferred upon it by Section 141(c) of the General Corporation Law of the State of Delaware, Article III, Section 1 of the Bylaws of the Corporation and resolutions of the Board of Directors adopted on December 5, 2011, duly adopted the following resolution:
“resolved, that pursuant to the resolutions duly adopted by the Board of Directors (the “Board of Directors”) of First Niagara Financial Group, Inc. (the “Corporation”) on December 5, 2011, the issuance of a series of Preferred Stock of the Corporation is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the restated certificate of incorporation of the Corporation, are hereby fixed as follows:

Section 1. Designation. The distinctive serial designation of such series is “Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series B” (“Series B”). Each share of Series B shall be identical in all respects to every other share of Series B.
Section 2. Number of Shares. The number of shares of Series B shall be 14,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B then outstanding) by the Board of Directors. Shares of Series B that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.
Section 3. Definitions. As used herein with respect to Series B:
(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(b) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.
(c) “Calculation Agent” means First Niagara Bank, N.A., or a successor calculation agent with respect to shares of Series B.
(d) “Common Stock” means the common stock of the Corporation.
(e) “Dividend Determination Date” has the meaning assigned to such term in Section 4(a).
(f) “Dividend Junior Stock” means the Common Stock or any class or series of stock of the Corporation over which Series B has preference or priority in the payment of current dividends.
(g) “Dividend Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series B in the payment of current dividends.
(h) “Dividend Payment Date” means (i) during the Fixed Rate Period, each February 15, May 15, August 15 and November 15, and (ii) during the Floating Rate Period, each February 15, May 15, August 15 and November 15 or, if any such day is not a Business Day, the next succeeding Business Day.
(i) “Dividend Period” means each period commencing on and including a Dividend Payment Date (other than (i) the initial dividend period which shall commence on and include the date of original issuance of shares of Series B, and (ii) the Dividend Period commencing in February 2017, which shall commence on February 15, 2017 irrespective of whether such day is a Business Day) and continuing to and including the calendar day preceding the next Dividend Payment Date.
(j) “Fixed Rate Period” means the period from and including the date of original issuance of shares of Series B to but excluding February 15, 2017.

(k) “Floating Rate Period” means the period commencing on February 15, 2017 and continuing for so long as any shares of Series B are outstanding.
(l) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to Series B as to rights on liquidation, dissolution or winding up of the Corporation.
(m) “Liquidation Preference” means $25 per share of Series B.
(n) “Liquidating Distribution” has the meaning assigned to such term in Sections 5(a) and 5(b).
(o) “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
(p) “Non Payment Event” has the meaning assigned to such term in Section 7(b).
(q) “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series B in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(r) “Preferred Stock Directors” has the meaning assigned to such term in Section 7(b).
(s) “Redemption Price” has the meaning assigned to such term in Section 6(a).
(t) “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of our consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the date when the Series B was first issued) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
(u) “Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on “Reuters screen page LIBOR01” at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page LIBOR01 on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Dividend Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, Three-Month LIBOR for the next Dividend Period will be equal to Three-Month LIBOR in effect for the then-current Dividend Period. “Reuters screen page LIBOR01” means the display designated on the Reuters screen page LIBOR01 (or such other page as may replace Reuters screen page LIBOR01 on the service or such other service as may be nominated by the British Bankers’ Association for purposes of displaying London interbank offered rates for United States dollar deposits).

(v) “Voting Parity Stock” has the meaning assigned to such term in Section 7(b).
Section 4. Dividends.
(a) Rate. Holders of Series B shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available therefor in amounts permitted by applicable regulatory authorities, noncumulative cash dividends on the Liquidation Preference, at (i) during the Fixed Rate Period, a rate of 8.625% per annum, and (ii) during the Floating Rate Period, a floating rate equal to Three-Month LIBOR plus a spread of 7.327% per annum, of the Liquidation Preference per share, and no more, payable quarterly in arrears on each Dividend Payment Date beginning February 15, 2012 with respect to the quarterly Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record at 5:00 p.m, New York City time, on the 15th calendar day before such Dividend Payment Date or such other record date not more than 60 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors or a duly authorized committee thereof, in advance of payment of each particular dividend. The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-Month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date is the “Dividend Determination Date” for the Dividend Period. The Calculation Agent then will add Three-Month LIBOR as determined on the Dividend Determination Date and the applicable spread. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Dividend Period shall be binding and conclusive on the holder of shares of Series B, the Transfer Agent, and the Corporation. Notwithstanding any other provision hereof, dividends on the Series B shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. The dividend payable per share of Series B for any period shorter or longer than a full quarterly Dividend Period that is included in the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The dividend payable per share of shares of Series B for any Dividend Period that is included in the Floating Rate Period shall be computed based on the actual number of days in such Dividend Period and a 360-day year. If a Dividend Payment Date occuring during the Fixed Rate Period is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment.
(b) Dividends Noncumulative. Dividends on shares of Series B shall not be cumulative. To the extent that any dividends payable on the shares of Series B on any Dividend Payment Date are not declared, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series B shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series B.

(c) Priority of Dividends. During any Dividend Period, so long as any share of Series B remains outstanding, (i) no dividend shall be paid or declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (other than a dividend payable solely in stock that ranks junior to the Series B in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation) and (ii) no shares of Dividend Junior Stock or Dividend Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, unless full dividends on all outstanding shares of Series B for the most recently completed quarterly Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment); provided that the prohibition set forth in clause (ii) above shall not apply to: (A) redemptions, purchases or other acquisitions of shares of Dividend Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (B) purchases or other acquisitions by any broker-dealer subsidiary of the Corporation solely for the purpose of market making, stabilization or customer facilitation transactions in Dividend Junior Stock or Dividend Parity Stock in the ordinary course of its business, (C) purchases by any broker-dealer subsidiary of the Corporation of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, (D) any dividends or distributions of rights or Dividend Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan, (E) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Dividend Junior Stock or Dividend Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians and (F) the exchange or conversion of (x) Dividend Junior Stock for or into other Dividend Junior Stock or (y) Dividend Parity Stock for or into other Dividend Parity Stock (with the same or lesser aggregate liquidation preference) or Dividend Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares.
When dividends are not paid in full upon Series B and any Dividend Parity Stock, all dividends declared upon Series B and all Dividend Parity Stock shall be shared:
(i) first ratably by the holders of any Dividend Parity Stock who have the right to receive dividends with respect to past Dividend Periods for which such dividends were not declared and paid, in proportion to the respective amounts of such undeclared and unpaid dividends relating to past Dividend Periods, and
(ii) thereafter ratably by the holders of Series B and any Dividend Parity Stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current Dividend Period for Series B or Dividend Period for such Dividend Parity Stock, as applicable.

To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one dividend period with respect to Series B, for purposes of the immediately preceding paragraph the Board of Directors shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one Dividend Period with respect to Series B or in any other manner that it deems to be fair and equitable.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee thereof may be declared and paid on any Dividend Junior Stock from time to time out of any funds legally available therefor, and the shares of Series B shall not be entitled to participate in any such dividend.
Section 5. Liquidation Rights.
(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount per share equal to the Liquidation Preference per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Liquidating Distribution”).
(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidating Distribution in full to all holders of Series B and all holders of any Parity Stock, the amounts paid to the holders of Series B and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate Liquidating Distributions of Series B and all such Parity Stock. In any such distribution, the “Liquidating Distribution” of any holder of stock of the Corporation other than the Series B shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).
(c) Residual Distributions. If the Liquidating Distribution has been paid in full to all holders of Series B and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or entity, including a merger or consolidation in which the holders of Series B receive cash, securities or property for their shares, or the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of the assets of the Corporation, shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.
(a) Optional Redemption. The Series B shall not be redeemable by the Corporation prior to February 15, 2017. The Corporation, at the option of the Board of Directors or a duly authorized committee thereof, subject to the approval of the Appropriate Federal Banking Agency and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Appropriate Federal Banking Agency, may redeem in whole or from time to time in part the shares of Series B at the time outstanding, on any Dividend Payment Date on or after February 15, 2017 upon notice given as provided in Subsection (c) below, at the Redemption Price in effect at the redemption date as provided in this Section 6. The “Redemption Price” for shares of Series B shall be the Liquidation Preference per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date).
(b) No Sinking Fund. The Series B will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B will have no right to require redemption or repurchase of any shares of Series B.
(c) Notice of Redemption. Notice of every redemption of shares of Series B shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B. Notwithstanding the foregoing, if the shares of Series B issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series B at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series B to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price and, (4) if shares of Series B are evidenced by definitive certificates, the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.
(d) Partial Redemption. In case of any redemption of only part of the shares of Series B at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series B shall be redeemed from time to time.
(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares.

Section 7. Voting Rights.
(a) General. The holders of Series B shall not have any voting rights and will not be entitled to elect any directors, except as set forth below or as otherwise from to time required by law. Each holder of Series B will have one vote per share (except as set forth in Section 7(b) below) on any matter in which holders of such shares are entitled to vote, including when acting by written consent.
(b) Right to Elect Two Directors upon a Nonpayment Event. If and whenever dividends payable on Series B shall have not been paid in an aggregate amount equal to full dividends for six or more quarterly Dividend Periods or their equivalent (whether or not consecutive) (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series B, together with the holders of any other class or series of outstanding preferred stock upon which like voting rights as described in this Subsection have been conferred and are exercisable with respect to such matter (any such class or series being herein referred to as “Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “Preferred Stock Directors”); provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors. The Board of Directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.
In the event that the holders of Series B and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Liquidation Preference of the Series B and each other series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidiation preferences (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series B or Voting Parity Stock, and delivered to the Corporate Secretary in such manner as provided for in Section 9 below, or as may otherwise be required by applicable law. If the Corporate Secretary fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series B may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series B holder shall have access to the Corporation’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series B and Voting Parity Stock, when they have the voting rights described above (voting together as a single class). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a plurality of the outstanding shares of Series B and such Voting Parity Stock, voting as a single class in proportion to their respective liquidiation preferences. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.
When dividends have been paid in full on the Series B for at least four quarterly consecutive Dividend Periods, then the right of the holders of Series B to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series B and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.
(c) Other Voting Rights. So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series B at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i) Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the certificate of incorporation or Bylaws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series B so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Series B in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (y) any securities (other than capital stock of the Corporation) convertible into any class or series of stock that does not rank senior to the Series B in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series B;
(ii) Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to Series B in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of a binding share exchange or reclassification involving the Series B, or of a merger or consolidation of the Corporation with another corporation or other entity, or any merger or consolidation of the Corporation with or into any entity other than a corporation, unless in each case (x) the shares of Series B remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or a corporation controlling such corporation that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and (y) the shares of Series B remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of Series B.
(d) Changes after Provision for Redemption. No vote or consent of the holders of Series B shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series B shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.
Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series B may deem and treat the record holder of any share of Series B as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 9. Notices. All notices or communications in respect of the Series B shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the certificate of incorporation or bylaws or by applicable law.
Section 10. Other Rights. The shares of Series B shall not have any voting powers, preferences or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation. The holders of Series B shall not have any rights to convert such Series B into, or exchange such Series B for, shares of any other class of capital stock of the Corporation.
Section 11. Certificates. The Corporation may at its option issue shares of Series B without certificates.

In witness whereof, First Niagara Financial Group, Inc. has caused this certificate to be signed by John Mineo, its Senior Vice President, General Counsel and Corporate Secretary, this 13th day of December, 2011.

First Niagara Financial Group, Inc.

/s/ John Mineo

By:	John Mineo
Title:	Senior Vice President, General Counsel and Corporate Secretary
[Signature Page to Certificate of Designations]